EXHIBIT 5.9

CONSENT OF EXPERT

In connection with the filing of Turquoise Hill Resources Ltd.’s preliminary short form prospectus, dated November 14, 2013, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10, dated November 14, 2013, and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Kendall Cole-Rae, Principal Advisor – Geology for Rio Tinto plc, consent to the use of my name as in the Prospectus and the Registration Statement.

Sincerely,

/s/ Kendall Cole-Rae
Name: Kendall Cole-Rae
Title: Principal Advisor – Geology
Company: Rio Tinto plc

Date: November 14, 2013